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                                                                   Exhibit 99.1


                     UNICAPITAL ANNOUNCES BANKRUPTCY FILING

         MIAMI, December 11, 2000 - UniCapital Corporation (OTC Bulletin Board:
UCPC) today announced it has filed petitions for reorganization under Chapter 11 of the United States Bankruptcy Code. Chapter 11 petitions were filed on behalf of UniCapital Corporation and substantially all of its subsidiaries, not including certain special purpose entities related to the company's conduit and securitization financings. The Chapter 11 cases were filed in the United States Bankruptcy Court for the Southern District of New York. The cases were assigned to the Honorable Judge Blackshear, Bankruptcy Judge.

         Prior to the Chapter 11 filing, UniCapital sold its lease servicing operations to Portfolio Financial Servicing Company. Also prior to the Chapter 11 filing, UniCapital sold certain assets composing a portion of the businesses of seven of its wholly owned operating subsidiaries. Terms of the transactions were not disclosed.

         UniCapital Corporation has provided asset-based financing in strategically diverse sectors of the commercial equipment leasing industry. UniCapital has originated, acquired, sold and serviced equipment leases and arranged structured financing in the big ticket, middle market, small ticket and computer and telecommunications segments of the commercial equipment leasing industry.

         Certain statements contained in this press release (including, without limitation, statements regarding the Company's relationships with its financial creditors and statements with respect to the circumstances of the Company during and after bankruptcy) may be deemed to be forward-looking statements that involve risks and uncertainties. These statements are made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, and should be read in conjunction with the risk factors set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 1999, as filed with the Securities and Exchange Commission. Those risk factors include, among others, limitations imposed by the Company's credit facilities, risks related to the need for additional capital, risks related to the Company's acquisition strategy, risks arising from the absence of combined operating history for the Company and its subsidiaries, risks related to internal growth and operating strategies, interest rate risks, risks related to fluctuations in quarterly operating results, risks related to consummating securitization transactions and other risks. In addition, the Company is subject to risks and uncertainties incident to its bankruptcy filing, including, among others, risks relating to the unavailability of credit or of cash at any time and from time to time, the need to seek an obtain bankruptcy court approval of actions, and the possibility that any plan of reorganization that may ultimately be confirmed with respect to the Company may dilute or eliminate the equity position of the Company's current stockholders. These risks and other factors could cause actual results to differ materially from those expressed or implied in any forward-looking statements contained in this press release. In addition, results may vary as a result of factors set forth from time to time in the documents filed by the Company with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statements to reflect actual results or changes in the factors affecting such forward-looking statements.